Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Announces Fiscal Year 2021 First Quarter Financial Results and Declares Fiscal Year 2021 Second Quarter Distribution of $0.29 Per Share

NEW YORK, NY, February 8, 2021 - Golub Capital BDC, Inc., a business development company (Nasdaq: GBDC), today announced its financial results for its first fiscal quarter ended December 31, 2020.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “Company” refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	December 31, 2020	September 30, 2020
Investment portfolio, at fair value	$4,507,218	$4,238,210
Total assets	$4,802,568	$4,444,284
Net asset value per share	$14.60	$14.33

	Quarter Ended
	December 31, 2020	September 30, 2020
Net investment income per share	$0.23	$0.23
Amortization of purchase premium per share	$0.06	$0.05
Adjusted net investment income per share[1]	$0.29	$0.28

Net realized/unrealized gain/(loss) per share	$0.33	$0.34
Reversal of realized / unrealized loss resulting from the amortization of the purchase premium per share	$(0.06)	$(0.05)
Adjusted net realized/unrealized gain/(loss) per share[1]	$0.27	$0.29

Earnings/(loss) per share	$0.56	$0.57
Adjusted earnings/(loss) per share[1]	$0.56	$0.57

Net asset value per share	$14.60	$14.33
Distributions paid per share	$0.29	$0.29

1     On September 16, 2019, the Company completed its acquisition of Golub Capital Investment Corporation ("GCIC"). The merger was accounted for under the asset acquisition method of accounting in accordance with Accounting Standards Codification 805-50, Business Combinations — Related Issues. Under asset acquisition accounting, where the consideration paid to GCIC’s stockholders exceeded the relative fair values of the assets acquired, the premium paid by the Company was allocated to the cost of the GCIC assets acquired by the Company pro-rata based on their relative fair value. Immediately following the acquisition of GCIC, the Company recorded its assets at their respective fair values and, as a result, the purchase premium allocated to the cost basis of the GCIC assets acquired was immediately recognized as unrealized depreciation on the Company's Consolidated Statement of Operations. The purchase premium allocated to investments in loan securities acquired from GCIC will amortize over the life of the loans through interest income with a corresponding reversal of the unrealized depreciation on such loans acquired through their ultimate disposition. The purchase premium allocated to investments in equity securities will not amortize over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the GCIC equity securities acquired and disposition of such equity securities at fair value, the Company will recognize a realized loss with a corresponding reversal of the unrealized depreciation upon disposition of the GCIC equity securities acquired.

As a supplement to U.S. generally accepted accounting principles (“GAAP”) financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:
•“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – excludes the amortization of the purchase premium and the accrual for the capital gain incentive fee required under GAAP (including the portion of such accrual that is not payable under the Company's investment advisory agreement) from net investment income calculated in accordance with GAAP.
•“Adjusted Net Realized and Unrealized Gain/(Loss)” and “Adjusted Net Realized and Unrealized Gain/(Loss) Per Share” – excludes the unrealized loss resulting from the purchase premium write-down and the corresponding reversal of the unrealized loss from the amortization of the premium from the determination of realized and unrealized gain/(loss) in accordance with GAAP.
•“Adjusted Net Income/(Loss)” and “Adjusted Earnings/(Loss) Per Share” – calculates net income and earnings per share based on Adjusted Net Investment Income and Adjusted Net Realized and Unrealized Gain/(Loss). "Adjusted earnings per share" also excludes the impact of the retroactive adjustment to the weighted average shares calculation due to the bonus element of the rights offering and the resulting impact on earnings per share.
The Company believes that excluding the financial impact of the purchase premium write down in the above non-GAAP financial measures is useful for investors as it is a non-cash expense/loss resulting from the acquisition of GCIC and is one method the Company uses to measure its financial condition and results of operations. In addition, the Company believes excluding the accrual of the capital gain incentive fee in the above non-GAAP financial measures is useful as it includes the portion of such accrual that is not contractually payable under the terms of the Company’s investment advisory agreement with GC Advisors. Finally, the Company believes excluding the impact of the retroactive adjustment to the weighted average shares calculation due to the bonus element of the rights offering and the resulting impact on per share data is useful for investors as it presents per share financial data that is consistent with what was previously reported.

Exhibit 99.1

First Fiscal Quarter 2021 Highlights

•Net investment income per share for each of the quarters ended December 31, 2020 and September 30, 2020 was $0.23. Excluding $0.06 per share in purchase premium amortization from the GCIC acquisition, Adjusted Net Investment Income Per Share1 for the quarter ended December 31, 2020 was $0.29. This compares to Adjusted Net Investment Income Per Share1 of $0.28 for the quarter ended September 30, 2020 when excluding $0.05 per share in purchase premium amortization from the GCIC acquisition.
•Net realized and unrealized gain per share for the quarter ended December 31, 2020 was $0.33. Adjusted Net Realized and Unrealized Gain Per Share1 was $0.27 when excluding the $0.06 per share reversal of net realized loss and unrealized depreciation resulting from the amortization of the purchase premium. The Adjusted Net Realized and Unrealized Gain Per Share1 for the quarter ended December 31, 2020 primarily resulted from a continued reversal in unrealized depreciation in the fair value of some of our portfolio company investments that was recognized during the quarter ended March 31, 2020 primarily due to the adverse economic effects of the COVID-19 pandemic. The partial reversal in unrealized depreciation for the quarter ended December 31, 2020 was primarily attributable to portfolio companies that generally continued to perform well, despite an economy that remained COVID-impacted, and private equity sponsors that have generally continued to step up to support their portfolio companies. For additional analysis, please refer to the Quarter Ended 12.31.20 Investor Presentation available on the Investor Resources link on the homepage of Company's website (www.golubcapitalbdc.com) under Events/Presentations. The Investor Presentation was also filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K. These results compare to net realized and unrealized gain per share of $0.34 during the quarter ended September 30, 2020. Adjusted Net Realized and Unrealized Gain Per Share1 for the quarter ended September 30, 2020 was $0.29 when excluding the $0.05 per share reversal of net realized loss and unrealized loss resulting from the amortization of the purchase premium.
•Earnings per share for the quarter ended December 31, 2020 was $0.56 as compared to $0.57 for the quarter ended September 30, 2020. Adjusted Earnings Per Share1 for the quarter ended December 31, 2020 was $0.56 as compared to $0.57 for the quarter ended September 30, 2020.
•Net asset value per share increased to $14.60 at December 31, 2020 from $14.33 at September 30, 2020.
•On December 30, 2020, we paid a quarterly distribution of $0.29 per share and on February 5, 2021, our board of directors declared a quarterly distribution of $0.29 per share, which is payable on March 30, 2021 to stockholders of record as of March 5, 2021.

Portfolio and Investment Activities

As of December 31, 2020, the Company had investments in 253 portfolio companies with a total fair value of $4,507.2 million. This compares to the Company’s portfolio as of September 30, 2020, as of which date the Company had investments in 254 portfolio companies with a total fair value of $4,238.2 million. Investments in portfolio companies as of December 31, 2020 and September 30, 2020 consisted of the following:

	As of December 31, 2020		As of September 30, 2020
	Investments	Percentage of	Investments	Percentage of
	at Fair Value	Total	at Fair Value	Total
Investment Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$706,935	15.7%	$640,213	15.1%
One stop	3,667,769	81.4	3,485,585	82.2
Junior debt*	28,170	0.6	20,215	0.5
Equity	104,344	2.3	92,197	2.2
Total	$4,507,218	100.0%	$4,238,210	100.0%

*	Junior debt is comprised of subordinated debt and second lien loans.

The following table shows the asset mix of our new investment commitments for the three months ended December 31, 2020:

Exhibit 99.1

	For the three months ended December 31, 2020
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$116,773	22.2%
One stop	396,147	75.2
Junior debt*	8,013	1.5
Equity	5,907	1.1
Total new investment commitments	$526,840	100.0%

*	Junior debt is comprised of subordinated debt and second lien loans.
Total investments in portfolio companies at fair value were $4,507.2 million at December 31, 2020. As of December 31, 2020, total assets were $4,802.6 million, net assets were $2,442.1 million and net asset value per share was $14.60.
Consolidated Results of Operations
For the first fiscal quarter of 2021, the Company reported GAAP net income and Adjusted Net Income1 of $94.4 million or $0.56 per share. GAAP net investment income was $39.0 million or $0.23 per share and Adjusted Net Investment Income1 was $48.2 million or $0.29 per share.  GAAP net realized and unrealized gain was $55.4 million or $0.33 per share and Adjusted Realized and Unrealized Gain/(Loss)1 was $46.2 million or $0.27 per share.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation, including as a result of the effects of the COVID-19 pandemic. As a result, quarterly comparisons of net income may not be meaningful.

Liquidity and Capital Resources
The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), unsecured notes, U.S. Small Business Administration, or SBA, debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, unsecured notes, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.
As of December 31, 2020, we had cash, cash equivalents and foreign currencies of $27.0 million, restricted cash, cash equivalents and foreign currencies of $244.1 million and $2,332.6 million of debt outstanding. As of December 31, 2020, subject to leverage and borrowing base restrictions, we had approximately $69.9 million of remaining commitments and $69.9 million of availability, in the aggregate, on our revolving credit facilities with various banks. In addition, as of December 31, 2020, we had $100.0 million of remaining commitments and availability on our unsecured line of credit with GC Advisors and $55.5 million of unfunded debenture commitments available to be drawn, subject to customary SBA regulatory requirements.

On December 21, 2020, we amended the GCIC 2018 debt securitization to, among other things, refinance the $38.5 million of Class A-2 GCIC 2018 Notes, reducing the fixed interest rate from 4.665% to 2.498%. We also amended our revolving credit facility with Morgan Stanley on January 29, 2021 to, among other things, extend the reinvestment period through May 3, 2021, extend the maturity date to May 1, 2024, and decrease the maximum borrowing capacity from $325.0 million to $250.0 million.

Exhibit 99.1

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower could be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments could be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.
Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments. For additional analysis on the Company's internal performance ratings as of December 31, 2020 and the impact from COVID-19, please refer to the Quarter Ended 12.31.20 Investor Presentation available on Investors Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.
The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of December 31, 2020 and September 30, 2020:

	December 31, 2020		September 30, 2020
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$313,341	7.0%	$257,409	6.1%
4	3,334,609	74.0	3,085,610	72.8
3	808,152	17.9	836,560	19.7
2	50,258	1.1	57,754	1.4
1	858	0.0 *	877	0.0 *
Total	$4,507,218	100.0%	$4,238,210	100.0%

*	Represents an amount less than 0.1%.

1     See footnote 1 to 'Selected Financial Highlights' above.

Exhibit 99.1

Corporate Governance

On February 5, 2021, the Company’s Board of Directors increased the size of the Board of Directors to seven members and elected Lofton Holder to the Board of Directors. Mr. Holder will serve on the Nominating and Corporate Governance Committee as well as the Audit Committee and Compensation Committee. In addition to serving on the Board of Directors of the Company, Mr. Holder serves as Chair of the Investment Committee for The Edwin Gould Foundation and Maimonides Medical Center and also as a Trustee for Pace University where he serves on the Audit Committee.
Mr. Holder is a co-founder and retired managing partner of Pine Street Alternative Asset Management Company, founded in 2011. Mr. Holder served as a managing director at Investcorp and JP Morgan Asset Management from 1993 until 2010. Mr. Holder was awarded a Bachelor of Arts in Political Science from Columbia University and a Master of Business Administration from Yale School of Management.
“We are pleased to add Lofton to our board of directors," said David B. Golub, Chief Executive Officer of Golub Capital BDC, Inc. “His experience in alternative investments and the financial service industry will expand the breadth of our board and be very valuable in guiding Golub Capital BDC, Inc. in the years ahead.”
Conference Call
The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Tuesday, February 9, 2021 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (833) 900-2240 approximately 10-15 minutes prior to the call; international callers should dial +1 (236) 714-2752. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 12.31.20 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 12:00 a.m. (Eastern Time) on February 16, 2021. To hear the replay, please dial (800) 585-8367. International dialers, please dial +1 (416) 621-4642. For all replays, please reference program ID number 7894556.

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	December 31, 2020	September 30, 2020
Assets	(unaudited)	(audited)
Investments, at fair value (cost of $4,604,818 and $4,398,900, respectively)	$4,507,218	$4,238,210
Cash and cash equivalents	26,500	24,569
Unrestricted foreign currencies (cost of $527 and $567, respectively)	527	567
Restricted cash and cash equivalents	242,783	157,566
Restricted foreign currencies (cost of $1,340 and $1,727, respectively)	1,355	1,728
Interest receivable	18,628	17,263
Other assets	5,557	4,381
Total Assets	$4,802,568	$4,444,284

Liabilities
Debt	$2,332,563	$2,023,698
Less unamortized debt issuance costs	10,822	5,896
Debt less unamortized debt issuance costs	2,321,741	2,017,802
Unrealized depreciation on forward currency contracts	4,956	1,064
Interest payable	12,551	7,875
Management and incentive fees payable	17,330	17,347
Accounts payable and accrued expenses	3,863	4,003
Total Liabilities	2,360,441	2,048,091

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2020 and September 30, 2020, respectively.	—	—
Common stock, par value $0.001 per share, 200,000,000 shares authorized, 167,259,511 issued and outstanding as of December 31, 2020, and September 30, 2020, respectively.	167	167
Paid in capital in excess of par	2,624,608	2,624,608
Distributable earnings	(182,648)	(228,582)
Total Net Assets	2,442,127	2,396,193
Total Liabilities and Total Net Assets	$4,802,568	$4,444,284

Number of common shares outstanding	167,259,511	167,259,511
Net asset value per common share	$14.60	$14.33

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	December 31, 2020	September 30, 2020
	(unaudited)	(unaudited)
Investment income
Interest income	$82,209	$79,107
GCIC acquisition purchase price premium amortization	(9,230)	(7,925)
Dividend income	160	111
Fee income	907	720
Total investment income	74,046	72,013

Expenses
Interest and other debt financing expenses	15,081	13,514
Base management fee	15,224	14,742
Incentive fee	2,004	999
Professional fees	837	1,420
Administrative service fee	1,602	1,576
General and administrative expenses	291	448
Total expenses	35,039	32,699
Net investment income	39,007	39,314

Net gain (loss) on investment transactions
Net realized gain (loss) from:
Investments	(1,614)	(4,572)
Foreign currency transactions	(778)	5
Net realized gain (loss) in investment transactions	(2,392)	(4,567)
Net change in unrealized appreciation (depreciation) from:
Investments	63,090	63,664
Translation of assets and liabilities in foreign currencies	(1,374)	(1,980)
Forward currency contracts	(3,892)	(1,785)
Net change in unrealized appreciation (depreciation) on investment transactions	57,824	59,899
Net gain (loss) on investments	55,432	55,332

Net increase (decrease) in net assets resulting from operations	$94,439	$94,646

Per Common Share Data
Basic and diluted earnings (loss) per common share	$0.56	$0.57
Dividends and distributions declared per common share	$0.29	$0.29
Basic and diluted weighted average common shares outstanding	167,259,511	167,259,511

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and credit asset manager, with over $35 billion of capital under management. Golub Capital specializes in delivering reliable, creative and compelling financing solutions to middle market companies backed by private equity sponsors. The firm’s credit expertise also forms the foundation of its Late Stage Lending business and its Broadly Syndicated Loan investment program. Across its activities, Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from its private equity sponsor clients and investors. Founded over 25 years ago, Golub Capital today has over 500 employees and lending offices in Chicago, New York, San Francisco and London. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com

Source: Golub Capital BDC, Inc.